Exhibit 4.2

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.

SIXTH AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

OF

FNDS3000 CORP

This is to Certify That, FOR VALUE RECEIVED, Sherington Holdings, LLC or its assigns (collectively, “Holder”), is entitled to purchase, at any time and from time to time during the Exercise Period (as defined in Section (a) below), and subject to the provisions of this warrant (this “Sixth Amended and Restated Warrant”), from FNDS3000 Corp, a Delaware corporation (the “Company”), an aggregate of 13,156,920 fully paid, validly issued and nonassessable shares (the “Warrant Shares”) of common stock of the Company (the “Common Stock”), at a price equal to Fifteen and Four-Tenths Cents ($0.154) per share. Notwithstanding the foregoing, this Sixth Amended and Restated Warrant shall not be exercisable by Holder unless and until there has occurred a full or partial exercise of (i) the 4,000,000 warrants for Common Stock (as amended or restated from time to time) that the Company issued to Bank Julius Baer & Co. Ltd., as of June 16, 2010; or the 1,000,000 warrants for Common Stock (as amended or restated from time to time) that the Company issued to Pierre Besuchet pursuant to that certain Fee Agreement dated May 20, 2010 (collectively, the “Outstanding Warrants”), or (ii) any of an aggregate of 4,755,159 stock options to purchase Common Stock (as amended or restated from time to time) that the Company hereby represents and warrants were outstanding as of July 1, 2009 and are currently outstanding and exercisable (as set forth on Exhibit A hereto) (the “Outstanding Options”), or (iii) any other options, warrants or other securities convertible into Common Stock not included in (i) or (ii) above but that were outstanding as of June 30, 2009) (if any, the “Other Outstanding Convertible Securities”) (such Outstanding Warrants and Outstanding Options and Other Outstanding Securities having been issued to persons not affiliated with Holder). Furthermore, any exercise of this Sixth Amended and Restated Warrant by Holder may be for up to (and not exceeding) a number of Warrant Shares such that, giving effect to such exercise, there would result a fraction of .5742, the numerator of which being the aggregate number of Warrant Shares so exercised under this Warrant through such time, and the denominator of which being the sum of (i) the aggregate of all Warrant Shares so exercised under this Warrant through such time, plus (ii) the aggregate number of shares of Common Stock for which Outstanding Warrants have been exercised through such time, plus (iii) the aggregate number of shares of Common Stock for which Outstanding Options have been exercised through such time, plus (iv) the aggregate number of shares of Common Stock for which Other Outstanding Convertible Securities have been exercised through such time; i.e., Holder shall have the ability, upon any exercise of this Warrant, to acquire up to 57.42% of all Common Stock issued pursuant to the exercise of Outstanding Options, Outstanding Warrants, Other Outstanding Convertible Securities and this Warrant, in the aggregate through such date of, and giving effect to, such exercise. The Company shall provide written notice promptly, and in any event within five (5) days, of any full or partial exercise of the Outstanding Warrants or Outstanding Options or Other Outstanding Convertible Securities, which notice shall provide Holder with the number of shares of Common Stock for which Oustanding Warrants or Outstanding Options or Other Outstanding Convertible Securities are exercised, as the case may be, and the identity of the persons who have so exercised.

The number of shares of Common Stock to be received upon exercise of this Sixth Amended and Restated Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth. The exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price”.

This Sixth Amended and Restated Warrant amends and restates in is entirety that certain Fifth Amended and Restated Warrant to Purchase Common Stock of the Company dated October 19, 2010 (the “Existing Warrant”), it being the intention of the parties that all of the terms of the Existing Warrant, as amended hereby, are restated in and are replaced by the terms of this Sixth Amended and Restated Warrant, but this Sixth Amended and Restated Warrant shall not be deemed or construed to have been issued in payment, satisfaction, cancellation or novation of the Existing Warrant.

(a) EXERCISE OF WARRANT. This Sixth Amended and Restated Warrant may be exercised in whole or in part at any time and from time to time beginning on January 24, 2011 (the “Issue Date”) through December 31, 2013 (the “Exercise Period”). This Sixth Amended and Restated Warrant may be exercised, in whole or in part, by written notice of such exercise (each, an “Exercise Notice”) to the Company at its principal office with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form. As soon as practicable after each such exercise of the warrants, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. Upon receipt by the Company of an Exercise Notice and the appropriate aggregate Exercise Price for the applicable amount of Common Stock at its office in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder. On or before the first business day following the date on which the Company has received the Exercise Notice and the Exercise Price, the Company shall transmit by facsimile to Holder an acknowledgment of confirmation of receipt of the Exercise Notice.

(b) RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise of this Sixth Amended and Restated Warrant will, upon issuance, be duly authorized and validly issued, fully paid and nonassessable, and no personal liability will attach to the holder thereof. The Company shall at all times reserve solely for issuance and/or delivery upon exercise of this Sixth Amended and Restated Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Sixth Amended and Restated Warrant; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the issuance of the Warrant Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Sixth Amended and Restated Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(d) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Sixth Amended and Restated Warrant is assignable (in whole, but not in part), at the option of the Holder.

2	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

Upon surrender of this Sixth Amended and Restated Warrant to the Company at its principal office, with the Assignment Form annexed hereto duly executed, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Sixth Amended and Restated Warrant shall promptly be canceled. The term “Sixth Amended and Restated Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Sixth Amended and Restated Warrant, and (in the case of loss, theft or destruction) receipt by the Company of indemnification reasonably satisfactory to it, and upon surrender and cancellation of this Sixth Amended and Restated Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

(e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company in excess of those already vested in Holder as of the date hereof, either at law or equity.

(f) ANTI-DILUTION PROVISIONS. The number of shares of Common Stock purchasable upon the exercise of this Sixth Amended and Restated Warrant shall be subject to adjustment from time to time thereafter upon the happening of certain events as follows:

(i) Dividends, Splits, Combinations, Reclassifications. In the event the Company shall hereafter (A) pay a stock dividend or make a stock distribution of shares of Common Stock with respect to the Common Stock, (B) subdivide its outstanding Common Stock into a greater amount of Common Stock, (C) combine its outstanding Common Stock into a smaller amount of Common Stock, or (D) issue by reclassification of its Common Stock any other security of the Company, the Exercise Price in effect immediately prior to such action shall be adjusted so that Holder shall be entitled to receive the amount of Common Stock or other capital stock of the Company it would have owned immediately following such action had this Sixth Amended and Restated Warrant or any remaining portion hereof been converted in full immediately prior thereto. All adjustments made pursuant to this Section (f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Section (f)(i), Holder shall become entitled to receive the Warrant Shares and other securities of the Company, the Board of Directors of the Company shall reasonably determine the allocation of the adjusted Exercise Price between or among the Warrant Shares and such other securities. If the amount of any single adjustment of the Exercise Price required pursuant to this Section (f)(i) would be less than one cent ($.01) at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one cent ($.01) when the Exercise Price is subsequently adjusted.

(ii) Sale of Shares of Common Stock Below Exercise Price. If at any time or from time to time after the date this Sixth Amended and Restated Warrant is issued, the Company issues or sells, or is deemed by the express provisions of this Section (f)(ii) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section (f)(i) above, and other than a subdivision or combination of shares of Common Stock as provided in Section (f)(i) above, for an Effective Price (as hereinafter defined) less

3	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

than the Exercise Price (subject to adjustment for any events after the Issue Date described in Section (f)(i)), then the then existing Exercise Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price.

(A) Determination of Consideration. For the purpose of making any adjustment required under this Section (f)(ii), the consideration received by the Company for any issue or sale of securities shall (1) to the extent it consists of cash, be the amount of cash received by the Company therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection thereof, (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (3) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(B) Treatment of Convertible Securities. For the purpose of the adjustment required under this Section (f)(ii), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Exercise Price (subject to adjustment as aforesaid), in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the amounts of consideration without reference to such clauses; and provided further that if the amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Exercise Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Exercise Price as adjusted upon the issuance of such rights,

4	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

options or Convertible Securities shall be readjusted to the Exercise Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior exercises of this Sixth Amended and Restated Warrant.

(C) Excluded Issuances. For purposes of this Sixth Amended and Restated Warrant, the term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section (f)(ii), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon exercise of this Sixth Amended and Restated Warrant; and (2) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the date this Sixth Amended and Restated Warrant is issued.

(D) Effective Price. For purposes of this Sixth Amended and Restated Warrant, the term “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section (f)(ii), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section (f)(ii), for such Additional Shares of Common Stock.

(iii) Whenever the number of Warrant Shares are adjusted, as herein provided, the Company shall promptly, but no later than twenty (20) days after the consummation of the event giving rise to such adjustment, cause a notice setting forth the adjusted Warrant Shares issuable upon exercise of each Warrant and information describing the transactions giving rise to such adjustments to be mailed by certified mail to the Holder. Each such notice shall also be made available at all reasonable times for inspection by any Holder of a Warrant executed and delivered pursuant to Section (a). The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section (f), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(iv) In the event that at any time, as a result of an adjustment made pursuant to this Section (f), the Holder of this Sixth Amended and Restated Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Sixth Amended and Restated Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section (f).

(v) Irrespective of any adjustments made in the number of Warrant Shares issuable upon the exercise of this Sixth Amended and Restated Warrant, Warrants theretofore issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

5	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

(g) NOTICES TO WARRANT HOLDERS. So long as this Sixth Amended and Restated Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another entity, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen (15) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification , reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(h) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other similar change of the outstanding shares of capital stock of the Company, consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Sixth Amended and Restated Warrant) or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Company resulting in any distribution to the Company’s stockholders, the Company shall cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Sixth Amended and Restated Warrant at any time prior to the expiration of this Sixth Amended and Restated Warrant, to purchase the kind and amount of shares of stock, and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Sixth Amended and Restated Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Sixth Amended and Restated Warrant. The foregoing provisions of this Section (h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of the Company’s capital stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section (f)(i) hereof.

(i) REGISTRATION RIGHTS. The Holder of this Sixth Amended and Restated Warrant or of the Warrant Shares shall have the registration rights set forth in the Registration Rights Agreement between the parties dated January 6, 2009, as amended by that certain First Amendment to Registration Rights Agreement dated as of July 1, 2009, that certain Second Amendment to Registration Rights Agreement dated as of November 2, 2009, that certain Third Amendment to Registration Rights Agreement dated as of November 30, 2009, that certain Fourth Amendment to Registration Rights

6	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

Agreement dated as of April 8, 2010, that certain Fifth Amendment to Registration Rights Agreement dated June 16, 2010, that certain Sixth Amendment to Registration Rights Agreement dated October 19, 2010, and that certain Seventh Amendment to Registration Rights Agreement dated as of the date hereof.

(j) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	FNDS3000 Corp 4651 Salisbury Road, Suite 533 Jacksonville, FL 32256 Attention: Joseph F. McGuire Telephone: 904-273-2702 Facsimile: 904-273-7231

With a copy to:	Law Offices of Stephen M. Fleming PLLC 49 Front Street, Suite 206 Rockville Centre, New York 11570 Attention: Stephen M. Fleming Telephone: 516-833-5034 Facsimile: 516-977-1209

If to Holder:	Sherington Holdings, LLC 1012 Harbour House 10275 Collins Avenue Bal Harbour, FL 33154 Attention: Raymond Goldsmith Facsimile: 678-805-2501

With copy to:	Sherington Holdings, LLC 60 Sherington Place Atlanta, GA 30350 Attention: Raymond Goldsmith Facsimile: 678-805-2501

With copy to:	Alon Panovka Attorney At Law 5064 Roswell Road, Building D-101 Telephone: (404) 303-0060 Facsimile: (404) 303-9008 Email: apanovka@panovkalaw.com

Each party shall provide notice to the other party of any change in address.

(k) INVESTMENT. The Holder hereof covenants and agrees that this Sixth Amended and Restated Warrant has been taken for investment and for its own account and not with a view toward resale or distribution within the meaning of the Securities Act of 1933, as amended or any state securities law. Furthermore, such Holder acknowledges that the certificate(s) representing the shares of Common Stock issuable upon exercise of this Sixth Amended and Restated Warrant will bear a legend accordingly.

7	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

(l)	NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Sixth Amended and Restated Warrant.

[Signature Pages Follow]

8	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

IN WITNESS WHEREOF, the Company has caused this Sixth Amended and Restated Warrant to be signed in its name by its duly authorized officers effective as of the 24th day of January, 2011.

COMPANY:

FNDS3000 CORP

By:	/s/ Joseph F. McGuire
Name: Joseph F. McGuire
Title: Chief Financial Officer

Attest:

/s/ Lynn M. Miller
Name: Lynn M. Miller
Title: Controller

9	Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

PURCHASE FORM

Dated

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing                      shares of Common Stock and hereby makes payment of              in payment of the actual price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name
(Please typewrite or print in block letters)

Address

Signature

WARRANT EXCHANGE

The undersigned, pursuant to the Warrant Exchange provisions of the foregoing Warrant, hereby elects to exchange its Warrant for              shares of Common Stock.

Date:

Print Name

Address

Signature

Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                   hereby sells, assigns and transfers unto

Name

(Please typewrite or print in block letters)

Address

the right to purchase Common Stock represented by this Warrant to the extent of              shares as to which such right is exercisable and does hereby irrevocably constitute and appoint                                          Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date

Signature

Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant

Exhibit A

Holder	Grant Date	Term	Shares	Exercise Price	Expiration Date

Lenus le Roux	02/01/08	5 year	45,000	$0.745	02/01/13

Joe McGuire	07/25/08	5 year	500,000	$0.390	07/25/13

Joe McGuire	10/15/08	5 year	500,000	$0.400	10/15/13

Lenus Leroux	10/01/08	5 year	35,000	$0.450	10/01/13

Alex Braude	09/26/08	5 year	85,159	$0.440	09/26/13

Kotie Coetzee	01/12/09	5 year	90,000	$0.400	01/12/14

John Hancock	06/29/09	5 year	2,000,000	$0.260	06/29/14

John Watson	06/29/09	5 year	1,500,000	$0.260	06/29/14

Fnds3000-Sherington Holdings Sixth Amended and Restated Warrant